Exhibit 10.24
EQUITY AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”) is made by and between Cowen Inc. (the “Company”), and [__] (the “Grantee”), as of [__] (the “Grant Date”).
RECITALS
WHEREAS, the Company desires to grant to the Grantee the restricted stock units described herein (the “Award”), subject to the terms of the Cowen Group, Inc. 2020 Equity Incentive Plan, as amended from time to time (the “Plan”); and
WHEREAS, the Award shall consist of a grant of restricted stock units of Cowen Inc. in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan; and
WHEREAS, the Grantee has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated; and
WHEREAS, the capitalized terms used but not defined herein shall have the respective meanings given to them in the Plan;
NOW, THEREFORE, in consideration of the foregoing recitals and of the promises and conditions herein contained, it is agreed as follows:
ARTICLE I

GRANT OF RESTRICTED STOCK UNITS
Section 1.1 - Grant of Restricted Stock Units.
The Award granted to the Grantee by the Company as of the “Grant Date” consists of [__] restricted stock units (“RSUs”) pursuant to the terms and subject to the conditions and restrictions of this Agreement and the Plan. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee upon settlement, subject to the terms of this Agreement, one share of Stock. Until such settlement and delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company. Notwithstanding the foregoing, however, whenever a normal cash dividend is paid on shares of Stock, the Company shall credit to the Grantee an amount (the “Dividend Amount”) equal to the product of the per-share amount of the dividend paid times the number of then unsettled RSUs (including any previously credited Additional RSUs (as defined below)). Unless otherwise determined by the Board, the Dividend Amount shall be credited in the form of additional RSUs (“Additional RSUs”), with the number of Additional RSUs to be credited to be determined by dividing the Dividend Amount by the closing price of the COWN stock on the dividend payment date. Such credited amounts shall be paid to the Grantee when and only to the extent the Stock underlying the RSU is transferred to the Grantee in accordance with Section 1.2 hereof, and shall be subject to the same restrictions, including but not limited to transferability and payment restrictions, that apply to the RSUs to which they relate.
Section 1.2 - Vesting and Settlement.
Normal Vesting and Settlement Schedule. The RSUs awarded hereunder, and any Additional RSUs that may be credited hereunder, are fully vested, but may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of until the Settlement Date (as defined below). All vested RSUs and Additional RSUs shall be settled in full on [insert date] [on the date

Grantee’s resignation from the Board becomes effective] (the “Settlement Date”) and will be distributed within thirty (30) days after the Settlement Date. The Company will use the closing price of the COWN stock on the Settlement Date for the purpose of reporting the taxable value of the settled RSUs and/or Additional RSUs on any required federal, state or local tax form.
Section 1.3 - Forfeiture.
If the Company reasonably determines that the Grantee has violated any of the restrictive covenants set forth in Section 2.2 herein or to which Grantee is otherwise subject, then any then-unsettled RSUs and/or Additional RSUs shall immediately be forfeited to the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unsettled RSUs and/or Additional RSUs.
ARTICLE II

MISCELLANEOUS
Section 2.1 - Definitions.
(a)“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
(b)“Cause” shall mean, when the Board, in its sole discretion in good faith, determines that: (1) the Grantee has breached any provisions of the Plan or this Agreement, including, but not limited to, any of the restrictive covenants set forth in Section 2.2 below, (2) the Grantee has been convicted of any crime (whether or not related to the Grantee’s duties for the Company or any Affiliate), (3) the Grantee has committed an act of fraud, dishonesty, gross negligence, or substantial misconduct in his performance of his duties or responsibilities, (4) the Grantee’s has violated or has failed to comply with the internal policies of the Company or any Affiliate or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company or any Affiliate, or (5) the Grantee has failed to perform the material duties of his position.
(c)“Disability” shall mean that the Grantee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any Affiliate.
Section 2.2 - Restrictive Covenants.
(a)Non-Disclosure of Confidential Information. The Grantee shall not at any time, whether during the Grantee’s service on the Board or following any termination thereof, directly or indirectly, disclose or furnish to any entity, firm, corporation, or person, except as otherwise required by applicable law, any Confidential Information of the Company or any Affiliate; provided, however, that in the event disclosure is required by applicable law, the Grantee shall, as soon as reasonably practicable, provide the Company or such Affiliate, as applicable, with prompt notice of such requirement prior to making any disclosure, so that the Company or such Affiliate, as applicable, may, at its sole expense, seek an appropriate protective order.

“Confidential Information” shall mean any secret, confidential or proprietary information generally unknown to the public to which the Grantee gains access by reason of the Grantee’s relationship with the Company or any Affiliate, and includes, but is not limited to, information relating to all principals, officers, and employees, all present or potential clients and investors; work product developed by and research conducted by the Company or its Affiliates; research reports, models, and notes; business and marketing plans; sales, trading and financial data and strategies; legal and/or regulatory matters; operational costs; pitch books and presentation materials; client and investor lists; client contact and account information; pipelines; investor information; budgets; engagement letters; all current and prospective client confidential information; financial models; and internal procedures, manuals and guidebooks; compensation information and employee benefits. Confidential Information shall not include any information made available to the public by the Company or any Affiliate or any third party (other than acts by Grantee in violation of this Agreement), so long as such third party is not known by Grantee to be bound by a confidentiality agreement with the Company or any Affiliate or otherwise prohibited from transmitting the information to Grantee by a contractual, legal or fiduciary obligation of which Grantee is aware, nor shall it include general business or investment methods or information that Grantee obtained prior to Grantee’s service on the Board.
(b)Non-Disparagement. The Grantee shall not at any time, whether during the Grantee’s service on the Board or following any termination thereof, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors, officers or employees of the Company or any Affiliate. Grantee agrees not to take any action which is intended, or would reasonably be expected, to harm the reputation of the Company or any Affiliate, or which would reasonably be expected to lead to negative publicity to the Company or any Affiliate.
(c)Company Property. All records, files, memoranda, reports, customer information, client and investor lists, documents, and equipment relating to the business of the Company or any Affiliate that the Grantee prepares or possesses, or with which the Grantee comes into contact, in either case while the Grantee is providing services to the Company or any Affiliate, shall remain the property of the Company or such Affiliate. The Grantee agrees that upon the Grantee’s termination of service for any reason, the Grantee shall provide to the Company and any Affiliate, as applicable, all documents, papers, files, and other material in the Grantee’s possession and under the Grantee’s control that are connected with or derived from the Grantee’s services to the Company or any Affiliate. The Grantee agrees that the Company or the applicable Affiliate owns all work product, patents, copyrights, and other material produced by the Grantee during the Grantee’s service with the Company and any Affiliate.
(d)Compliance with Company Policies. The Grantee agrees to comply fully with the applicable internal policies of the Company, as such policies may be amended from time to time, at any time, during the Grantee’s service on the Board. The Company’s right to modify these policies does not affect Grantee’s duty to comply with these policies at all times.
(e)Cooperation. The Grantee agrees to cooperate fully with the Company at any time, whether during the Grantee’s service on the Board or following any termination thereof, taking into account the requirements of any subsequent employment by the Grantee, on all matters relating to the Grantee’s services, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records, and other documents within the Grantee’s control, provided, however, that the Grantee need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by the Grantee with the intention to circumvent the operation of this Section 2.2(e)) or cause a waiver of attorney-client privilege. Without limiting the generality of the foregoing, the Grantee shall cooperate in connection with any (1) past, present, or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, and proceeding, (2) inquiry, proceeding, or investigation by or before any governmental authority, and (3) arbitration, mediation or other dispute resolution process, in each case involving the Company or any of its controlled Affiliates. In connection with the Grantee’s providing such cooperation, the Company shall reimburse the Grantee for reasonable pre-approved travel, lodging, and other expenses incurred by the Grantee, upon submission of documentation reasonably acceptable to the Company.
(f)Publicity Consent. In connection with Grantee’s service to the Company, Grantee grants the Company and its Affiliates the right to use Grantee’s name, likeness, image, portrait, voice, and appearance for business purposes including, but not limited to, videos, audio recordings, photographs, publications, advertisements, news releases, websites, and any promotional materials (the “Materials”). Grantee acknowledges that he or she has no right, title, or interest in and to the Materials, and voluntarily waives the right to inspect or approve the use of the Materials.
Section 2.3 - Injunctive Relief.
In the event of a breach by the Grantee of the Grantee’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Grantee acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of any of the restrictive covenants set forth in Section 2.2 herein, and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Grantee resides. The Grantee further agrees that the Company shall be entitled to recover all costs and expenses (including attorneys’ fees and expenses) incurred in connection with the enforcement of the Company’s rights hereunder.
Section 2.4 - Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby). Grantee consents that any arbitration with respect to this Agreement or Grantee’s service will be brought in New York County. To the extent that Grantee or the Company is permitted to commence a court action, Grantee consents to venue and personal jurisdiction in the state and federal courts in New York County, and Grantee waives any right to a jury trial in any such action.
Section 2.5 - Interpretation of Agreement.
Subject to the Plan, the Company shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under this Agreement.
Section 2.6 - Notices.
Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 599 Lexington Avenue, New York, New York 10022, Attention: General Counsel, and to the Grantee at the Grantee’s home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 2.7 - Effect of Agreement.
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
Section 2.8 - Amendment and Severability.
This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement. Any provision of this Agreement held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions. If any court or arbitrator determines that the Notice Period or restrictive covenants, or any part thereof, are invalid or unenforceable, it is the intention of the parties that these Sections shall not be terminated but shall be deemed to be amended to the extent required to make them valid and enforceable.
Section 2.9 - Section 409A.
This Agreement is intended to comply with the requirements of Section 409A, and shall be interpreted accordingly. In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void, and the Company and the Grantee agree to amend or restructure this Agreement to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.
Section 2.10 - Entire Agreement.
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings, agreements, correspondence, and term sheets of or between the Company and the Grantee with respect to the subject matter hereof.
Section 2.11 - Arbitration.
(a)Any and all disputes arising out of or relating to this Agreement or to the Grantee’s service on the Board shall be submitted to, and resolved exclusively by, the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures. The arbitration shall be held in the City of New York. In agreeing to arbitrate these disputes, the Grantee recognizes that the Grantee is waiving his right to a trial in court and by a jury. The arbitration award shall be final and binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.
(b)The arbitrators shall not have authority to amend, alter, modify, add to, or subtract from the provisions hereof. The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof. If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.
(c)This Section 2.11 shall not be construed to limit the Company’s right to obtain relief under Section 2.3 (relating to equitable remedies) with respect to any matter or controversy subject to Section 2.3, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Grantee has hereunto set the Grantee’s hand on the date indicated below.
COWEN INC.

By:
Name: Jeffrey M. Solomon
    Title: Chief Executive Officer

_______________________________
Grantee: [__]
Date: